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                                   EXHIBIT 21

                     Schedule of Subsidiaries of the Company


           Parent Company:                People's Bancshares, Inc.

           Subsidiaries:                  People's Savings Bank of Brockton
                                          A Massachusetts Savings Bank

                                          People's Bancshares Capital Trust